EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statement No. 333-30412 on Form S-3, and Nos. 333-39055, 333-43934, 333-51229, 333-58522 and 333-122387 on Form S-8 of Pericom Semiconductor Corporation of our reports dated September 20, 2007 relating to the financial statements and financial statement schedule of Pericom Semiconductor Corporation as of June 30, 2007 and July 1, 2006 and for each of the two years in the period ended June 30, 2007, management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2007 and the effectiveness of internal control over financial reporting as of June 30, 2007, which appear in this Annual Report on Form 10-K.

/s/ Burr, Pilger & Mayer LLP

San Jose, California

September 20, 2007